NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(434) 964-2217

jfarrar@StellarOne.com

STELLARONE CORPORATION ANNOUNCES PROBLEM ASSET AUCTION RESULTS AND ANTICIPATED LOAN LOSS PROVISIONING FOR THIRD QUARTER 2008

Charlottesville, VA, October 6, 2008 - StellarOne Corporation (NASDAQ: STEL) (StellarOne) today reported that it expects to record an additional $1.7 million pre-tax charge on the recently concluded auction of certain assets that had been reclassified as held for sale in conjunction with the merger of Virginia Financial Group, Inc. and FNB Corporation. This concludes the disposition of the majority of such assets other than approximately $1 million in property that was taken back at auction and will be reflected in foreclosed assets and non-performing assets at net realizable value.

StellarOne also expects its provisioning for loan losses to be approximately $6 million for the third quarter, with net charge-offs amounting to approximately $2.5 million for the quarter. The additional provisioning was necessitated by an increase in non-performing assets and additional valuation adjustments related primarily to certain acquisition and development projects in Smith Mountain Lake, Virginia. This portfolio accounts for approximately $50 million or 2.2% of StellarOne's outstanding loan portfolio at September 30, 2008. Non-performing assets are expected to be approximately 1.6% of assets and 2.2% of loans plus foreclosed properties at September 30, 2008.

StellarOne will also record a pre-tax charge of $280 thousand associated with a small position in Fannie Mae preferred stock during the third quarter. The cumulative effect on earnings per share for the quarter as a result of the aforementioned write-downs and provisioning for loan losses net-of-tax is estimated to be approximately $.24 - $.25 per share. The Company will announce its third quarter earnings on October 29, 2008.

O.R. Barham, Jr., President and CEO, commented, "These events were the result of planned actions that are consistent with our stated goal of diligently and promptly working through our problem assets. We will continue to use auctions as an avenue for workouts where deemed appropriate. The loan loss provisioning is a direct result of our efforts to reduce our exposure in the acquisition and development component of our loan portfolio, particularly at Smith Mountain Lake, which continues to reflect the primary risk in our portfolio. We are encouraged by indications of interest in several of these projects at current price points, and hope to see a reduction in this exposure in the short term. The charges and provisioning for loan losses discussed above will be absorbed by earnings during the quarter, and will have little impact on our already strong capital levels. We do feel confident that we have the processes in place to manage our problem loans and associated risks. Provisioning for loan losses will likely continue to be elevated for the foreseeable future."

About StellarOne

StellarOne Corporation is a traditional community banking provider, offering a full range of business and consumer banking services, including trust and asset management services. StellarOne Corporation operates 63 full-service branches, 1 loan production office, and over 80 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne's actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne's acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne's markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, and (vii) changes may occur in the securities markets. Please refer to StellarOne's filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.